EXHIBIT 99.1

PRESS RELEASE

Date:	April 26, 2006

CONTACTS:

David P. Kershaw	Joseph M. Russo
Executive Vice President &	Senior Vice President
Chief Financial Officer	Marketing and Investor Relations
315-475-4478	315-475-6710

Alliance Financial Reports First Quarter Earnings

SYRACUSE, NEW YORK {April 26, 2006}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings were $0.40 per share on a fully diluted basis for the quarter ended March 31, 2006, down 27.3% compared to $0.55 for the first quarter of 2005. The Company’s 2006 first quarter net income of $1.4 million declined 28.5% compared to 2005 first quarter net income of $2 million.

“Earnings for the first quarter ’06 were below expectations as a consequence of an increase in loan losses due primarily to one heavily energy-reliant company that was impacted by the dramatic increase in fuel costs,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “Additional earnings pressure was caused by continuing net interest margin contraction stemming from still rising short-term interest rates and the resulting flat yield curve that has challenged the banking and finance sector.

“In spite of this credit loss, the overall loan portfolio quality remains strong, with first quarter loss rates in all of our retail lending components comparable with our 2005 record low loss rates,” commented Webb.

“ At the same time, non-interest income showed an almost 37% increase that was the result of both the fee income generation from last year’s acquisition of a portion of HSBC’s trust portfolio and increased service charge income as a consequence of our earnings improvement initiative. That project,” said Webb, “which focused on efficiency improvements, non-interest expense reductions and non-interest income enhancements, has now been completed, with final project expenses of $220,000 recognized this quarter, and promises to deliver cost reduction benefits in ’06 and beyond. Already, salary expense for the first quarter was down approximately $500,000 from our 2005 fourth quarter.

“ During the first quarter, Alliance Bank announced plans to open a new branch location on The Hill in Syracuse, proximate to Syracuse University and the medical community. This is in keeping with the build out of our branch network that has expanded our market presence and helped us to capture a larger share of the market. During the first quarter, deposits were up 6%, following last year’s increase of more than 18%, while loan growth was at 2% in what is traditionally a slow asset growth quarter,” said Webb. “Looking at the balance of ’06,” Webb noted, “we remain confident in our strategy for continued growth.”

The Company’s return on average assets and return on average equity for the 2006 first quarter were 0.59% and 8.18%, respectively, compared with 0.91% and 11.66%, respectively, for the first quarter of 2005.

Year-over-year first quarter net interest income declined $268 thousand, or 3.9%, negatively impacted by rising short-term market interest rates that pushed up the bank’s cost of funds on a large percentage of interest-bearing liabilities with short-term maturity or variable interest rate characteristics. With intermediate and longer-term market interest rates over the past twelve months rising much less, yields on the bank’s loan, lease, and investment portfolios have benefited less. As a result, on a quarter to quarter basis the average tax-equivalent yield on earning assets increased 40 basis points while the average cost of interest-bearing liabilities was up 98 basis points. The 2006 first quarter tax-equivalent net interest margin was 3.04%, down from 3.47% for the same period a year ago. Average net loans and leases were $655.8 million in the recent quarter, $125.1 million, or 23.6%, higher than the first quarter of 2005, with the average yield increasing 29 basis points over the comparable periods. Growth was primarily attributable to a 43% increase in average indirect auto loans and a 358% increase in average commercial leases. Average investment securities for the comparable periods declined 11.7%, while the average investment portfolio yield increased 24 basis points. As a result of changes in the yields, volume and mix of earning assets, interest income of $12.7 million for the three months ended March 31, 2006 was up 19.7% compared with last year’s first quarter. Average interest-bearing liabilities were $810.4 million in the 2006 first quarter, up $74 million, or 10.1%, compared with the same quarter last year. Growth in average interest-bearing deposits was $82.4 million, or 14.2%, for the comparable periods, with the average rate paid rising 91 basis points. Average borrowings for the 2006 first quarter were $148.3 million, down 5.4% compared with the 2005 first quarter. The average rate paid on borrowings in the recent quarter was up 149 basis points over the 2005 first quarter, reflecting the re-pricing characteristics of the borrowings. As a result of changes in the rates, volumes and mix of interest-bearing liabilities over the past twelve months, interest expense increased $2.4 million, or 61.9%. Average non-interest bearing deposits increased 19.9% over the past twelve months.

Non-performing loans and leases at March 31, 2006 were 0.34% of total loans and leases, up from 0.25% at year-end 2005 and 0.15% at March 31, 2005. For the first quarter of 2006, the Company reported net loans and leases charged off as a percentage of average loans and leases of 0.56% compared with a net recovery of 0.08% for the first quarter of 2005. First quarter net charge offs were $914 thousand, with nearly 60% of the amount attributable to a loss on one commercial relationship. Loan delinquency, as measured by the percentage of loans past due 30 days or more and non-accruing to total loans, was 0.90% at March 31, 2006 compared with 1.32% at the end of 2005 and 0.81% at the end of the 2005 first quarter. As a result of the increase in first quarter net charge offs, the Company recorded a charge to its provision for loan and lease loss expense of $1 million during the 2006 first quarter compared to a credit of $544,000 taken during the first quarter of 2005 when net recoveries were reported.

Non-interest income for the 2006 first quarter increased $1.1 million, or 36.7%, compared with last year’s first quarter, with the increase primarily reflecting growth in trust revenue associated with the 2005 mid-first quarter acquisition of a portion of the HSBC personal trust business. Non-interest income from service charges on deposit increased 45.7%, with the growth attributable to an increase in overdraft fee income. A decline in rental income from operating leases reflected a decline in the number of operating leases outstanding for the comparable periods.

Year-over-year total operating expenses increased 2.7%. Salary and benefit costs for the first quarter of 2006 were comparable with costs reported in the first quarter of 2005. Occupancy and equipment expense declined 13.6% for the comparable periods, with the decline primarily the result of a 66.6% decline in depreciation expense on leased assets that resulted from fewer operating leases outstanding in the 2006 first quarter. An increase of 41% in building lease expense for the comparable periods related to costs associated with new customer service facilities opened during the past twelve months. An increase in marketing expense for the comparable periods reflected the timing of marketing campaigns that promoted products earlier in the year during 2006 than in 2005. The 2006 first quarter amortization expense, associated with the intangible asset created in connection with the purchase of the trust business, compared with a partial period charge in the first quarter of 2005. The 14.4% increase in other operating expense related to final costs associated with the completion of the Bank’s earnings improvement initiative that was commenced in the fourth quarter of 2005. The project has increased non-interest income through more competitive fee structures in all major lines of business, and improved efficiency and streamlined work processes that will reduce salary and benefits expense as well as other operating expenses in 2006 and beyond.

The Company’s effective tax rate was 17.4% for the three months ended March 31, 2006, below the rate of 24.9% reported for the three months ended March 31, 2005. The lower tax rate in the current year period was attributable to an increase in tax-exempt income as a percentage of total income. The difference from the statutory rate is driven substantially by tax-exempt income.

As of March 31, 2006, total assets increased to just short of $1 billion, increasing $90.8 million, or 10%, compared to March 31, 2005. For the twelve months ended March 31, 2006, gross loans and leases increased $134.2 million, or 24.7%, to a record $677.5 million. Commercial leases (net of unearned income) increased $52.7 million, or 302%, with growth over the past twelve months in the form of municipal, non-tax and direct finance leases, in which substantially all residual risk has been borne by the lessee or vendor. Growth in the indirect auto loan portfolio of $48.4 million, or 38%, over the past year has been originated through a dealer network across central and western New York State. Commercial loans, residential real estate loans and consumer loans also increased over the past twelve months. Investment securities declined $44.2 million, or 14.6% over the past twelve months to $259.1 million. At March 31, 2006, deposits were a record $783.5 million, increasing $103.6 million, or 15.2%, since March 31, 2005. For the twelve months ended March 31, 2006, the Company reported a 21% increase in commercial deposits, a 17.5% rise in personal deposits, and an 11.5% increase in public funds deposits. The Company’s borrowings declined $17.1 million, or 11.1%, during the last twelve months to $136.5 million at March 31, 2006.

Shareholders equity at March 31, 2006 was $69.6 million, or 7% of assets. Shareholders equity increased $2 million, or 3%, over the past twelve months, reflecting a $3.9 million addition of net income after payment of dividends, $843,000 from the issuance of common stock in connection with the exercise of stock options and the issuance of restricted stock, offset in part by a $1 million decline in the market value (after tax) of the Company’s investment portfolio and $1.7 million from the purchase of treasury stock. On April 10, 2006, the Company paid its regular quarterly dividend of $0.22 per share.

For a copy of this release, including first quarter 2006 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with Alliance Bank, N.A. as a subsidiary that provides banking, commercial leasing, trust and investment services through 21 office locations in Cortland, Madison, Oneida and Onondaga counties. The Bank also operates a Trust Administration Center in Buffalo, N.Y.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes in technology used in the banking business; (8) our ability to maintain and increase market share and control expenses; (9) the possibility that our trust business will fail to perform as currently anticipated; (10) the continued success of our earnings improvement initiative; and (11) other factors detailed from time to time in our SEC filings.